Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-257789 on Form N-2 of our report dated February 25, 2022, relating to the financial statements and financial highlights of Oaktree Diversified Income Fund Inc., appearing in the Annual Report on Form N-CSR for the year ended December 31, 2021, and to the references to us under the headings "Financial Highlights" and “Independent Registered Public Accounting Firm” in the Prospectus, and "Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 29, 2022